Exhibit 99.1

TRANSOCEAN LTD.’S STEVEN L. NEWMAN TO BECOME

CHIEF EXECUTIVE OFFICER, EFFECTIVE MARCH 1, 2010

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today announced the effective date for Steven L. Newman to become CEO is March 1, 2010. As previously announced, Mr. Newman will succeed Robert L. Long, who is retiring as CEO. In keeping with current corporate governance best practices, Mr. Long will also be resigning from the company’s Board of Directors effective February 28, 2010.

“After 35 years of dedicated service to the company, Bob’s legacy is the creation of the world’s leading offshore drilling company with an outstanding management team, excellent business processes and solid financial performance,” said Bob Rose, Chairman, Transocean Ltd. “The board and all Transocean employees are proud of the accomplishments Bob has achieved during his tenure with the company, and wish him well as he enters retirement.”

Mr. Newman will be included on the Annual General Meeting of Shareholders agenda in May as a candidate for election as a member of the Board of Directors.

Mr. Newman has served as President and Chief Operating Officer since May 2008. He previously served in various senior management roles, including Executive Vice President of Performance; Executive Vice President and Chief Operating Officer; Senior Vice President of Human Resources, Information Process Solutions, and Treasury; and Vice President of Performance and Technology. He also has served in international field and operations management positions, including Project Engineer, Rig Manager, Division Manager, Region Marketing Manager, Region Operations Manager, and Region Manager.

Transocean Ltd. is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units plus five announced ultra-deepwater newbuild units, the company’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company owns or operates a contract drilling fleet of 44 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

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